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                      March 24, 2023

       Gregory Vickowski
       Chief Financial Officer
       Procaccianti Hotel REIT, Inc.
       1140 Reservoir Avenue
       Cranston, RI 02920-6320

                                                        Re: Procaccianti Hotel
REIT, Inc.
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed March 25,
2022
                                                            File No. 000-56272

       Dear Gregory Vickowski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Ron Hadar